Exhibit 99.2

 CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

CEVA, INC.

Second Quarter 2023 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

August 9, 2023

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to CEVA’s second quarter 2023 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding market trends and dynamics, including anticipated recovery in semiconductor startup funding and opportunities for Wi-Fi and Generative AI, our market position, strategy and growth drivers, demand for and benefits of our technologies, and expectations and financial guidance regarding future performance, including expected recovery in revenues and guidance for the third quarter of and full year 2023. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the effect of intense industry competition; the ability of CEVA’s technologies and products incorporating CEVA’s technologies to achieve market acceptance; CEVA’s ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; CEVA’s ability to diversify its royalty streams and license revenues; CEVA’s ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

In addition, we will be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-dsp.com.

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir?

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today.

Our second quarter results reflect a dynamic environment, brought about by challenging macroeconomic conditions that has led to a slower than expected recovery in some regions. On the other hand, we also saw a resumption in chip demand following a few quarters of inventory correction. Our licensing business experienced a slowdown in the quarter, which I will explain momentarily. On royalties, we saw our royalty revenues recover to grow 17% sequentially, and we anticipate this recovery can continue in the coming quarters.

In licensing, our revenue came in below our expectations. The primary reason for this relates to semiconductor startups, a customer base that is an important contributor to any IP licensing business. Semiconductor startups rely on venture capital funding to underpin their businesses. Funding from VCs for semi startups slowed down towards the end of 2022, and global VC funding for the first quarter of 2023 fell 53% year-over-year. Consequentially, some of the deals with startups we anticipated closing in the quarter did not come through as planned, and the resulting shortfall in licensing revenues was unexpected. However, we are already seeing funding of startups in the semiconductor ecosystem picking up again and anticipate licensing to these companies will recover in the coming quarters. We also saw mixed results in our design services activities in the quarter, where the overall defense industry is moving slower than expected to conclude new investments, and funding there takes more time. As a result, some projects in our sales pipeline are taking longer to get funded.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

Looking at the licensing business concluded in the quarter in more detail, we signed 17 new licensing and NRE agreements, with noteworthy interest in our wireless communications offerings, encompassing 5G, cellular IoT, Wi-Fi, Bluetooth and UWB. All of these technologies continue to be in demand with deals signed in each of these areas. We signed 3 Wi-Fi 6 deals for combo chips, where we also license our Bluetooth technology. One of these deals was with a strategic customer, a leading supplier of connectivity chips into IoT devices spanning consumer, industrial and the smart home. This latest deal with this customer is a multi-use agreement, as they look to expand their Wi-Fi 6 business on the back of their highly successful Wi-Fi 4 business, where they have shipped more than 300 million CEVA-powered Wi-Fi chips to date. As we have discussed previously, the average royalty per unit we get for Wi-Fi 6 is higher than the previous generations of Wi-Fi. Having an established customer and leader in this space migrate to Wi-Fi 6 presents another potentially strong contributor to our Wi-Fi royalty streams in the coming years.

Other deals of note in the quarter include four new agreements for automotive – two for our UWB technology for digital keys and in-cabin radar applications and two for our AI compiler technology that creates fully-optimized runtime software for our SensPro processors and NeuPro-M NPUs. Our product offerings are very well aligned with the automotive industry’s push towards electrification and ever more powerful safety systems. We have many touch points already in the car, including our vision/AI processors for ADAS, sensor fusion DSPs for drive train and battery management systems, and UWB, Bluetooth, Wi-Fi, 5G and V2X for safety, infotainment, communications and connectivity. Our inherently low-power solutions are an excellent fit for automotive, and while it can take quite a number of years before our automotive design wins show up in production vehicles, we are very excited about design wins we have secured to date and the potential royalty streams that we can generate from this highly lucrative market.

Finally, we signed two new agreements in the cellular IoT space, one for our NB-IoT technology and another for targeting 5G RedCap.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

Now to royalties. After a weak first quarter, we saw a good recovery in the second quarter, driven by smartphones targeting emerging markets and restocking for consumer and industrial IoT products following the inventory correction. Royalties for the quarter reached $9.4 million up 17% sequentially. We saw CEVA-powered chip volumes increase sequentially across the broad spectrum of markets we address, and a notable recovery in smartphones, PCs and 5G base stations in particular. On the last earnings call, we explained there was a significant inventory correction taking place, particularly in the smartphone and consumer IoT spaces, where we have meaningful exposure. Following conversations with our customers and other companies in the supply chain, we believe that this inventory has been worked through for the most part and our royalties reflect a resumption in demand to refill the channels. We reiterate our belief that the first quarter was the bottom for our royalty business and we anticipate continued recovery for our royalty business through the remainder of the year.

Now, I would like to switch to discuss a new strategic market TAM expansion opportunity that we’re addressing with our products targeting AI, from the cloud to the edge.  Earlier this week we announced our latest Neural Processors targeting Generative AI applications. Generative AI is creating a lot of headlines recently, dominating the AI narrative thanks to ChatGPT and other Generative Pre-trained Transformers or GPT models. In general, AI is divided into training, including deep learning and machine learning, and inference, including computer vision, co-piloting, photonics (fast optical networking) and more. CEVA has addressed inference applications with our SensPro and NeuPro product line for a number of years and has been successful in helping our customers deploy AI across multiple end markets and devices including industrial, automotive and consumer.

Generative AI takes the AI experience to the next level. Transformer-based models have led to significant breakthroughs in several forms of generative AI. They are key in both increasingly powerful text-to-image models, such as DALL-E or stable diffusion, and language and instruction-following models, such as ChatGPT or Stanford’s Alpaca.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

Today, such networks are typically executed on GPU-based compute infrastructure in the cloud, because of their massive model sizes and high memory and bandwidth requirements. However, as transformer-based networks mature and become increasingly popular, there is an opportunity spanning all the way from the cloud to the edge to increase the performance and efficiency of executing Generative AI. For example, there are new Generative AI models which are domain and enterprise specific that use smaller proprietary datasets with fewer parameters and expert systems. These Generative AI models don’t require GPU-based compute to execute, and thanks to our extensive experience in developing processors that support AI in low power devices, we have enhanced our NeuPro-M NPU family to support these transformer-based Large Language Models (LLM) and Generative AI models to allow natural language processing and generative capabilities locally (aka co-piloting), with incredible efficiency. This directly improves the latency and overall personalized experience of using Generative AI, protects the privacy of the user data, addressing a key concern of cloud-based AI today, and significantly reduces the cost per-query. I believe that our ability to support transformer architectures with exceptionally low power consumption and highly efficiently positions us very well to exploit this new wave of AI across the full spectrum of end markets from consumer IoT to industrial, automotive and networking. Our NeuPro-M is already available for licensing to customers, and we’re very excited about the potential here to grow our AI footprint with this enhanced product family.

In summary, despite the revenue shortfall in licensing this quarter, we believe our portfolio of wireless communications and sensing AI technologies is unrivalled and leads the industry in terms of performance, power efficiency and quality. Our NeuPro-M family further expands our strength in AI to address the growing trend of deploying the incredible potential of Generative AI to any device and application. With our technology leadership position and top tier customer base, and desire to grow and expand, we remain very optimistic about the long-term trends in our business and our ability to drive long-term shareholder value.

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir, and good day to all. I’ll now start by reviewing the results of our operations for the second quarter of 2023.

-         Revenue for the second quarter was $26.2 million, as compared to $33.2 million for the same quarter last year. The revenue breakdown is as follows:

-         Licensing, NRE and related revenue - reflecting 64% of total revenues - was $16.8 million, as compared to $22.1 million for the second quarter of 2022. The licensing business can be volatile in the IP industry, and in recent periods has been influenced both by secular macroeconomic trends as well as short-term conditions, such as shifts in funding of our startup customers.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

-         Royalty revenue - reflecting 36% of total revenues - was $9.4 million, as compared to $11.1 million for the same quarter last year, illustrative of the overall soft demand in our end markets from this time last year. Encouragingly, on a sequential basis, royalty revenue grew 17%, as we experienced a significant improvement in the smartphone, 5G base station and PC markets from the first quarter.

-         Quarterly gross margins came in lower on GAAP and non-GAAP basis as compared to our guidance, due a lower revenue base and higher subcontracting related expenses in cost of revenues. Gross margin was 79% on GAAP basis and 82% on non-GAAP basis compared to our 82% and 85% guidance on GAAP and non-GAAP, respectively. Non-GAAP quarterly gross margin excluded approximately: (a) equity-based compensation expenses of $0.4 million and (b) amortization of acquired intangibles $0.4 million.

-         Total GAAP operating expenses for the second quarter was lower than low-end of our guidance at $26.9 million due to immediate actions taken by management, associated with lower overall employee related benefit accruals, as well as better FX environment with a stronger USD compared to other currencies and lower overall marketing related activities.

-         Total non-GAAP operating expenses for the second quarter, excluding equity-based compensation expenses, amortization of intangibles, and holdback expenses, were $22.4 million, also below the lower-end of our guidance, due to the same reasons I just explained.

-         GAAP operating loss for the second quarter was $6.3 million, up from GAAP operating loss of $0.3 million in the same quarter a year ago. GAAP quarterly operating loss included: (a) equity-based compensation expenses of $4.2 million, (b) the impact of the amortization of acquired intangibles of $0.7 million associated with the acquisition of the Intrinsix, VisiSonics and Hillcrest Labs businesses, as well as investments in NB-IoT technologies and (c) $0.3 million of costs associated with the Intrinsix and VisiSonics business acquisitions.

Non-GAAP operating loss was $1.0 million, compared with operating income of $4.6 million for the same period a year ago.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

-         GAAP and non-GAAP tax expense of $0.5 million was recorded, mainly associated with withholding tax deducted by our customers that could not be utilized and were expensed.

-          GAAP net loss was $5.8 million and diluted loss per share was 25 cents for the second quarter of 2023, as compared to a loss of $1.1 million and diluted loss per share of 5 cents for the second quarter of 2022.

With respect to other related data

Shipped units by CEVA licensees during the second quarter of 2023 were 370 million units, up 25% sequentially compared to the first quarter of 2023 reported shipments of 297 million units, and down from 433 million a year ago, primarily for the reasons Amir discussed earlier.

-         Of the 370 million units reported, 79 million units, or 21%, were for handset baseband chips, up from 27 million units in the first quarter.

-         Our base station and IoT product shipments were 291 million units, up 8% sequentially from 270 million units in the first quarter of 2023 and down 17% year-over-year from 349 million units.

-         Bluetooth shipments were 210 million units in the quarter, as compared to 190 million units in the first quarter of 2023, as we saw the beginning of restocking following the inventory correction.

-         Wi-Fi shipments were 29 million units, as compared to 21 million units in the first quarter of 2023.

-         Cellular IoT shipments were 21 million units as compared to 29 million units in the first quarter.

-         Other shipments under our base station & IoT umbrella totaled 31 million units in the quarter. This includes our computer vision, AI, audio, sensor fusion, 5G RAN and DSPs for non-cellular communications.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

-          As Amir stated, we saw a significant recovery in handset baseband chips for smartphones in the quarter, driven by channel restocking in emerging markets following the inventory correction in the first quarter.

As for the balance sheet items

-         At the end of the quarter our cash and cash equivalent balances, marketable securities and bank deposits were approximately $136 million.

-         Our DSO for the second quarter of 2023 was 47 days, better than first’s quarter 55 days.

-         During the second quarter, we used $4.8 million cash from operating activities, on-going depreciation and amortization was $1.4 million, and purchase of fixed assets was $1.1 million.

-         At the end of the second quarter, our headcount was 497 people, of whom 410 were engineers. This is the same count as we had at the end of the first quarter.

Now, turning to our outlook

Our licensing, NRE and related revenues business is fueled by a strong portfolio of wireless connectivity and sensing AI technologies and provides critical building blocks for many in the semiconductor industry. With that said, and with current market conditions, we are taking a cautious approach and forecasting a lower base revenue level than achieved last year.

In royalties, the correction and improved environment in handset baseband royalties can continue into the second half of the year. Our base station and IoT customers also look more positively in the upcoming two quarters, so we anticipate sequentially higher royalties for the third and fourth quarters. In parallel, will continue to monitor market trends.

Earlier this year, on our Q4-22 earnings conference call, Amir outlined this scenario and the potential for the licensing business to be impacted by project expense adjustment and realignments within the semiconductor industry. At the time, we also stated that we may further our cost control measures if required. In light of our recent financial results, re-focus on products and technology investments, and to some extent also tied to the current macro environment, we have acted on this and taken a few immediate measures to reduce overall headcount and expenses, and forecast overall lower expenses in both the third and fourth quarters. We’ll continue to monitor our expenses closely and strategically invest our resources.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

Specifically for the third quarter of 2023

Gross margin is expected to be higher than second quarter, approximately 82% on GAAP basis, and higher sequentially on non-GAAP basis at 85%, excluding an aggregate of $0.4 million of equity-based compensation expenses and $0.4 million amortization of acquired intangibles.

-         OPEX for the third quarter of 2023 is expected to be slightly higher compared to the second quarter of 2023, due to R&D effort allocation from cost of goods and in the range of $26.7 million to $27.7 million, including an expected $4.7 million of equity-based compensation expenses, and $0.8 million for amortization of acquired intangibles. Non-GAAP OPEX is also expected to be slightly higher than the second quarter due to the reasons I explained and in the range of $22.2 million – $23.2 million. I want to emphasize that overall expenses for CEVA in the third quarter is forecasted to be lower that the lower second quarter expense level that we recorded due to the cost measures I mentioned.

-         Net interest income is expected to be approximately $1.0 million.

-         Taxes for the third quarter are expected to be shy of $1.0 million derived mainly from withholding taxes of new deals signed and reported royalties for the quarter.

-         Share count for the third quarter of 2023 is expected to be 24.7 million shares.

CEVA, Inc. Q2 2023 Financial Results Conference Call - Prepared Remarks:: August 9, 2023

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following conferences:

●	Oppenheimer 26th Annual Technology, Internet & Communications Conference, taking place today, virtually
●	Rosenblatt's 3rd Annual Technology Summit: The Age of AI, taking place August 22-August 24, virtually
●	Jefferies Semiconductor, IT Hardware & Communications Technology Summit, August 29-30, in Chicago
●	Jefferies Israel Tech Trek, September 11-13 in Israel

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye